Consent of Independent Registered Public Accounting Firm

The Board of Directors
Versamet Royalties Corporation

We consent to the use of our report dated November 19, 2025 on the financial statements of Versamet Royalties Corporation (the “Entity”) which comprise the statements of financial position as at December 31, 2024, December 31, 2023 and January 1, 2023, the related statements of loss and comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively the “financial statements”), which is included in the Registration Statement on Form 20-F of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants
February 27, 2026
Vancouver, Canada